Exhibit 21.1

Subsidiaries of the Registrant as of December 31, 2021

(a)Subsidiaries of PDL Community Bancorp (predecessor to Ponce Financial Group, Inc.):

Subsidiary NameState of Incorporation or Organization

Ponce BankFederal

Mortgage World Bankers, Inc.New York

(b)Subsidiaries of Ponce Bank:

Subsidiary NameState of Incorporation or Organization

Ponce De Leon Mortgage CorporationNew York